Exhibit 99.1

Quest Resource Holding Corporation Announces Definitive Agreement

to Acquire Asset-Light Waste Services Provider

The Colony, TX, June 15, 2021 - Quest Resource Holding Corporation (Nasdaq: QRHC) ("Quest"), a national leader in environmental waste and recycling services, announced today that it has signed a definitive agreement to acquire the assets of an Atlanta-based independent environmental services company.

The total consideration of the acquisition at close is $2.5 million, which will be paid in a combination of cash and an earn-out.  During the Trailing Twelve Month (TTM) period ending on March 31, 2021, the acquired assets, which mainly consist of customer contracts, are estimated to have produced Adjusted EBITDA of approximately $0.5 million. The acquisition is expected to be completed in the next 30 to 60 days, subject to customary closing conditions.

“We continue to find attractive businesses, like this one, that provide exceptional service and have high client loyalty. This asset purchase will add incremental volume to our existing presence in the multi-family housing market,” said Quest President and Chief Executive Officer S. Ray Hatch.  “The key to the success of our M&A strategy is our ability to maintain or increase the value proposition to acquired customers by leveraging the scale and scope of our services platform. We continue to use this customer-first approach in evaluating a growing list of acquisition opportunities in multiple end markets.”

Use of Non-GAAP Financial Measure

This press release includes Adjusted EBITDA which is a non-GAAP financial measure. EBITDA is calculated as earnings before interest, taxes, depreciation, and amortization. The Company believes this non-GAAP measure provides useful information to shareholders regarding the target business.

About Quest Resource Holding Corporation

Quest is a national provider of waste and recycling services that enable our customers to achieve and satisfy their environmental and sustainability goals and responsibilities. Quest provides businesses across multiple industry sectors with single source, customer specific solutions to address a wide variety of waste streams and recyclables generated by their operations. Quest also provides information and data that tracks and reports the environmental results of Quest’s services, provides actionable data to improve business operations, and enables Quest’s customers to achieve and satisfy their environmental and sustainability goals and responsibilities. For more information, visit www.qrhc.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which provides a "safe harbor" for such statements in certain circumstances. The forward-looking statements include, but are not limited to, our belief in our ability maintain, or increase, the value proposition to acquired customers by leveraging the scale and scope of our services platform. These statements are based on our current expectations, estimates, projections, beliefs, and assumptions. Such statements involve significant risks and uncertainties, and actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including those discussed in greater detail in our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2020. You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Investor Relations Contact:

Three Part Advisors, LLC - Joe Noyons • 817.778.8424

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